Exhibit 99

Southcoast Financial Corporation

Southcoast Announces Nine Months Earnings

Mt. Pleasant, S.C., October 8, 2013 / Globe Newswire / - Southcoast Financial  Corporation (NASDAQ: SOCB) announced that it had unaudited net income of $8,735,000, or $1.23 per basic share, for the nine months ended September 30, 2013. This compares to unaudited net income of $2,590,000, or $0.37 per basic share, for the nine months ended September 30, 2012.  The September 30, 2013 income per share is based on 7,074,183 basic average shares compared to 7,044,365 basic average shares for 2012.

The year to date 2013 results include the reversal of the deferred tax asset (DTA) valuation allowance resulting in the recognition of a tax benefit of approximately $6,363,000, or $0.90 per share.  The reversal was reflective of sustained profitability and improving credit quality that has led to significantly lower credit related costs supporting the anticipated capacity to utilize the DTA in future periods to reduce income tax payments. The impact of the DTA valuation allowance reversal, coupled with operating earnings, increased the Company’s book value to $5.97 per share as of September 30, 2013, compared to $4.76 per share as of September 30, 2012.

For the nine months ended September 30, 2013, net interest income increased $510,000 from $9,880,000 for the nine months of 2012 to $10,390,000 for the nine months ended September 30, 2012.

Noninterest income decreased to $1,840,000 for the first nine months of 2013 from $2,550,000 for the first nine months of 2012, primarily due to $626,000 of securities gains and $124,000 of gains on sales of fixed assets during the 2012 period, compared to only $105,000 of gains from sales of securities and $28,000 of gains on sales of fixed assets in the 2013 period.

Noninterest expense levels increased to $9,858,000 for the nine months ended September 30, 2013 from $8,957,000 for the nine months ended September 30, 2012.  The first nine months of 2012 included the benefit of $1,042,000 in net gains on sales of other real estate owned compared to only $314,000 for the nine months ended September 30, 2013.

For the quarter ended September 30, 2013, the unaudited net income was $694,000, or $0.10 per basic share. This compares to an unaudited net income of $844,000, or $0.12 per basic share for the quarter ended September 30, 2012. The September 30, 2013 income per share is based on 7,077,878 basic average shares compared to 7,057,450 basic average shares for the quarter ended September 30, 2012. The third quarter of 2013 represents the seventh consecutive quarter of net income.  The Company’s annualized net interest margin improved by 8 basis points to 3.64% for the quarter ended September 30, 2013, compared to 3.56% for the quarter ended September 30, 2012.

Total assets as of September 30, 2013 were $441.2 million compared to $438.2 million as of December 31, 2012, an increase of 0.68%. Loans, excluding loans held for sale, increased to $328.6 million, from $327.5 million as of December 31, 2012. Deposits decreased by $6.4 million to $313.2 million at September 30, 2013, from $319.6 million at December 31, 2012.  This decrease was comprised of a $29.2 million decrease in time deposits between the two periods, partially offset by increases of $8.5 million and $14.3 million in noninterest bearing and interest bearing non-time deposits, respectively.

“The 2013 results reflect the continued improvement of our net interest margin, continued decreased levels of nonperforming assets, and an improved deposit mix. These items are helping us achieve our goals of increased core earnings and a strong capital base,” said L. Wayne Pearson, Chairman and Chief Executive Officer.

The Company’s ratio of nonperforming assets to total assets was 3.78% as of September 30, 2013, compared to 5.08% as of September 30, 2012.  The allowance for loan losses as a percentage of loans was 2.02% as of September 30, 2013, compared to 2.59% as of September 30, 2012.  The allowance for loan losses as a percentage of total nonperforming loans totaled 58.99% as of September 30, 2013, compared to 62.01% as of September 30, 2012.  The subsidiary bank’s capital position as of September 30, 2013 remains in excess of regulatory well-capitalized requirements.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

SOURCE   Southcoast Financial Corporation
/ Contact William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019

	Southcoast Financial Corporation
	Consolidated Balance Sheets
	(Dollars in thousands)

	September 30	December 31
	2013	2012
Assets
Cash and cash equivalents	$24,785	$21,984
Investments	43,963	48,367
Loans held for sale	925	1,789
Loans	328,567	327,469
Less: Allowance for loan losses	6,649	8,159

Net loans	321,918	319,310
Fixed assets	21,324	21,653
Other assets	28,288	25,118

Total Assets	$441,203	$438,221

Liabilities & Shareholders' Equity
Deposits:
Noninterest bearing	$47,343	$38,797
Interest bearing nontime	129,564	115,245
Time deposits	136,335	165,590

Total deposits	313,242	319,632
Other borrowings	70,833	69,949
Other liabilities	4,546	4,066
Junior subordinated debentures	10,310	10,310

Total liabilities	398,931	403,957

Shareholders' Equity
Common Stock	54,519	54,437
Accumulated deficit	(10,266)	(19,002)
Accumulated other comprehensive loss	(1,981)	(1,171)

Total shareholders' equity	42,272	34,264

Total Liabilities and
Shareholders' equity	$441,203	$438,221

	Southcoast Financial Corporation
	Consolidated Income Statements
	(Dollars in thousands, except earnings per share)

	Nine Months Ended		Three Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Interest and fees on loans	$12,468	$12,632	$4,106	$4,255
Interest on investments	809	971	318	320
Interest on Fed funds sold	24	23	11	7

Total interest income	13,301	13,626	4,435	4,582

Interest expense	2,911	3,746	951	1,183

Net interest income	10,390	9,880	3,484	3,399
Provision for loan losses	0	880	0	450

Net interest income after provision	10,390	9,000	3,484	2,949

Noninterest income	1,840	2,550	560	1,070

Total operating income	12,230	11,550	4,044	4,019

Noninterest expense
Salaries and benefits	5,260	4,870	1,705	1,639
Occupancy and equipment	2,221	2,132	763	707
Other expenses	2,377	1,955	882	865

Total noninterest expense	9,858	8,957	3,350	3,211

Income before taxes	2,372	2,593	694	808

Income tax expense	(6,363)	3	-	(36)

Net income	$8,735	$2,590	$694	$844

Basic net income per share	$1.23	$0.37	$0.10	$0.12

Diluted net income per share	$1.23	$0.37	$0.10	$0.12

Average number of shares
Basic	7,074,183	7,044,365	7,077,878	7,057,450
Diluted	7,074,183	7,044,365	7,077,878	7,057,450

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Three Months Ended
	September 30, 2013	September 30, 2012
	(Unaudited)	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$3,484	$3,399
Provision for loan losses	-	450
Noninterest income	560	1,070
Noninterest expenses	3,350	3,211
Net income	$694	$844

PER SHARE DATA
Net income per share
Basic	$0.10	$0.12
Diluted	$0.10	$0.12

BALANCE SHEET DATA
Total assets	$441,203	$441,961
Total deposits	313,242	325,776
Total loans (net)	321,918	316,602
Investment securities	43,963	51,644
Other borrowings	70,833	62,681
Junior subordinated debentures	10,310	10,310
Shareholders' equity	42,272	33,593

Average shares outstanding1
Basic	7,077,878	7,057,450
Diluted	7,077,878	7,057,450

Book value per share1	$5.97	$4.76

Key ratios
Return on assets2	0.64%	0.78%
Return on equity2	7.22%	10.14%
Equity to asset ratio	9.58%	7.60%
Nonperforming assets to assets3	3.83%	5.08%
Reserve to loans	2.02%	2.59%
Reserve to nonperforming loans4	58.99%	62.01%
Net interest margin2	3.64%	3.56%

1 Prior period per share amounts adjusted for 15% stock dividends paid during January 2013 and June 2013.
2 Ratios for three months are annualized.
3 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, troubled debt restructures, and other real estate owned.
4 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, and troubled debt restructures.